================================================================================







                                Capitol Federal

                                   Financial



                             the holding company for



                            Capitol Federal Savings






                             Become a Shareholder!






================================================================================

                              Capital Requirements


                            Tangible Capital   Core Capital   Risk-Based Capital
                            ----------------   ------------   ------------------
Required .................        1.50%            3.00%             8.00%
9/30/98 ..................       12.20%           12.20%            27.23%
Pro Forma* ...............        0.00%            0.00%             0.00%

* At the midpoint of the offering range

As of September 30, 1998, Capitol Federal Savings Bank (the "Bank") exceeded all regulatory capital requirements.

--------------------------------------------------------------------------------

                           Loan Portfolio Composition


The Bank's loan portfolio primarily consists of loans secured by single-family residence. To a much lesser extent, the Bank also makes home equity loans, commercial and multi-family real estate loans, construction loans, commerical business loans and consumer loans.


                                                       At 9/30/98     % of Total
                                                       ----------     ----------
One- to four-family                                    $3,504,799        93.5%
Commercial RE                                               9,069         0.2%
Multi-family Residential                                   40,361         1.1%
Construction                                               52,086         1.4%
Consumer                                                  143,349         3.8%
Comercial Business                                             10         0.0%
                                                       ----------       -----
                                                       $3,749,674       100.0%
                                                       ==========       =====

--------------------------------------------------------------------------------

                                Efficiency Ratio

The Bank is very effective at controlling operations costs. The efficiency ratio, a commonly used industry ratio measuring the cost of producing each dollar of revenue, is significantly better than peer group and national averages.

                                           For the years ended September 30,
                                      ------------------------------------------
                                       1998     1997     1996*    1995     1994
                                      ------   ------   ------   ------   ------
Efficiency Ratio ..................   35.80%   34.63%   62.51%   47.43%   41.74%


* Fiscal 1996 results include the effect of a one-time SAIF recapitalization assessment of approximately $24.2 million, or $14.5 million net of taxes. Excluding this non-recurring assessment, the efficiency ratio would have been 41.39%.

                                 PRO FORMA DATA*
                   At or For the Year Ended September 30, 1998

                                 MINIMUM       MIDPOINT         MAXIMUM          MAXIMUM
                                OF RANGE       OF RANGE        OF RANGE      OF RANGE (adj.)
                              ------------   ------------   --------------   ---------------
Shares Sold in Offerings ...    32,136,106     37,807,183       43,478,261       50,000,000

Shares Outstanding .........    77,785,445     91,512,287      105,239,131      121,025,001

Sale Price Per Share .......        $10.00         $10.00           $10.00           $10.00

Gross Proceeds .............  $321,361,059   $378,071,830     $434,782,609     $500,000,000

Pro Forma Shareholders'
  Equity ...................  $922,484,444   $970,711,287   $1,018,938,130   $1,074,399,000

Pro Forma Shareholders'
  Equity per Share .........        $11.86         $10.61            $9.68            $8.88

Price/Book Ratio (a) .......         84.32%         94.27%          103.28%          112.64%

Pro Forma Net Earnings
  per Share ................         $0.75          $0.65            $0.57            $0.50

Price/Earnings Ratio (a) ...         13.30x         15.43x           17.51x           19.83x

----------
 *  Information based upon assumptions in the Prospectus under "Pro Forma Data".

(a) This is not intended to represent potential price appreciation. There are no assurances that the market price will be at or above the offering price once the shares are issued.



                            SELECTED FINANCIAL RATIOS


                                            At or for the Years Ended June 30,
                                          --------------------------------------
                                           1998    1997    1996    1995    1994
                                          ------  ------  ------  ------  ------
Return on average assets ...............   1.05%   1.12%   0.60%   0.73%   1.01%

Return on average equity ...............   8.68%   9.26%   5.03%   6.07%   8.56%

Interest rate spread ...................   1.83%   1.97%   1.86%   1.39%   1.46%

Average equity to average assets .......  12.15%  12.13%  12.02%  11.98%  11.75%

Non-performing assets to total assets ..   0.15%   0.18%   0.17%   0.41%   0.21%

Allowance for loan losses to
  nonperforming loans ..................  60.76%  18.81%  20.71%   7.54%  47.10%


The stock offered in connection with the conversion is not a deposit or account and is not federally insured or guaranteed. This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus accompanied by a Stock Order Form and Certification Form.

================================================================================

















                               Stock Sales Center

                                 (XXX)-XXX-XXXX


================================================================================

--------------------
   STOCK OFFERING
   QUESTIONS
   AND ANSWERS
--------------------

Capitol Federal Financial
(The proposed holding company for Capitol Federal Savings Bank)

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS


FACTS ABOUT THE REORGANIZATION
------------------------------

The Board of Directors of Capitol Federal Savings and Loan Association (the "Bank") unanimously adopted a Plan of Reorganization to reorganize (the "Reorganization") from a federally chartered mutual savings institution to a federally chartered stock institution, which will be a subsidiary of Capitol Federal Financial (the "Company"), and the Company will be a subsidiary of Capitol Federal Financial MHC (the "MHC").

This brochure answers some of the most frequently asked questions about the Reorganization and about your opportunity to invest in the Company.

Investment in the stock of Capitol Federal Financial involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk Factors".

WHY IS THE BANK REORGANIZING?
-----------------------------
Through the sale of stock, the Company will raise capital, which will provide further support to the Bank and will facilitate the Bank's efforts to expand its current financial and other services.

The Reorganization also will allow customers and friends to purchase stock and share in the Company's and the Bank's future.

WILL THE REORGANIZATION AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?
-------------------------------------------------------------------
No. The Conversion will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your savings account is not being converted to stock.

WHO IS ELIGIBLE TO PURCHASE STOCK IN THE SUBSCRIPTION OFFERINGS?
----------------------------------------------------------------
Certain past and present depositors of the Bank and the Company's Employee Stock Ownership Plan.

HOW MANY SHARES OF STOCK ARE BEING OFFERED AND AT WHAT PRICE?
-------------------------------------------------------------
Capitol Federal Financial is offering through the Prospectus up to 50,000,000 shares of common stock, subject to adjustment as described in the Prospectus, at a price of $10.00 per share.

HOW MUCH STOCK MAY I BUY?
-------------------------
The minimum order is 25 shares. No person may purchase more than $500,000 of common stock in the subscription offering and no person, together with associates of and persons acting in concert with such person, may purchase more than $5,000,000 of common stock.

DO MEMBERS HAVE TO BUY STOCK?
-----------------------------
No. However, the Reorganization will allow the Bank's depositors an opportunity to buy stock and become charter shareholders of the Company, which will be the holding company for the local financial institution with which they do business.

HOW DO I ORDER STOCK?
---------------------
You must complete the enclosed Stock Order Form and Certification Form. Instructions for completing your Stock Order Form and Certification Form are contained in this packet. Your order must be received by the Bank prior to 12:00 noon, Central Time, on March XX, 1999.

HOW MAY I PAY FOR MY SHARES OF STOCK?
-------------------------------------
First, you may pay for stock by check, cash or money order. Interest will be paid by the Bank on these funds at the passbook rate from the day the funds are received until the completion or termination of the Reorganization. Second, you may authorize us to withdraw funds from your Capitol Federal savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Reorganization.

CAN I PURCHASE SHARES USING FUNDS IN MY CAPITOL FEDERAL SAVINGS IRA ACCOUNT?
----------------------------------------------------------------------------
Federal  regulations  do not permit  the  purchase  of stock from your  existing
Capitol Federal IRA account. To accommodate our depositors, we have made arrangements with an outside trustee to allow such purchases. Please call our Stock Sales Center for additional information.

WILL THE STOCK BE INSURED?
--------------------------
No.  Like any other common stock, the Company's stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?
------------------------------------
The Board of Directors of the Company will consider whether to pay a cash dividend in the future, subject to regulatory limits and requirements. No decision has been made as to the amount or timing of such dividends, if any.

HOW WILL THE STOCK BE TRADED?
-----------------------------
The Company's stock is expected to trade on The Nasdaq National Market under the symbol "CFTK". However, no assurance can be given that an active and liquid market will develop.

ARE OFFICERS AND DIRECTORS OF THE BANK PLANNING TO PURCHASE STOCK?
------------------------------------------------------------------
Yes! The Bank's officers and directors plan to purchase, in the aggregate, $X.X million worth of stock or approximately X.X% of the stock offered at the midpoint of the offering range.

MUST I PAY A COMMISSION?
------------------------
No. You will not be charged a commission or fee on the purchase of shares in the Reorganization.

SHOULD I VOTE?
--------------
Yes.  Your "YES" vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?
----------------------------------
If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.

HOW MANY VOTES DO I HAVE?
-------------------------
Your proxy card(s) show(s) the number of votes you have. Every depositor entitled to vote may cast one vote for each $100 or fraction thereof, on deposit as of the voting record date up to 1,000 votes.

Borrowers of the Bank entitled to vote may cast one vote in addition to any votes they may have as depositors.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?
--------------------------------------------
Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy you may do so by giving notice at the special meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK SALES CENTER BETWEEN 9:00 A.M. AND 5:00 P.M. MONDAY THROUGH FRIDAY.

--------------------------------------------------------------------------------
                               STOCK SALES CENTER
                                 (XXX)-XXX-XXXXX
--------------------------------------------------------------------------------

                            Capitol Federal Financial
                                    Location
                                    Location

February  XX, 1999


Dear Member:

     We are pleased to announce that Capitol Federal Savings and Loan Association (the "Bank") is reorganizing from a federally chartered mutual savings institution to a federal mutual holding company form of ownership (the "Reorganization"). In conjunction with the Reorganization, Capitol Federal Financial, the newly formed corporation that will serve as holding company for the Bank, is offering shares of common stock in a subscription offering and community offering and to our Employee Stock Ownership Plan pursuant to a Plan of Reorganization.

     Unfortunately, Capitol Federal Financial is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical, for reasons of cost or otherwise. Accordingly, this letter should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Capitol Federal Financial.

     However, as a member of Capitol Federal Savings you have the right to vote on the Plan of Reorganization at the Special Meeting of Members to be held on March XX, 1999. Therefore, enclosed is a proxy card, a Proxy Statement (which includes the Notice of the Special Meeting), a Prospectus (which contains information incorporated into the Proxy Statement) including a complete discussion of the offering and a return envelope for your proxy card.

     I invite you to attend the Special Meeting on March XX, 1999. However, whether or not you are able to attend, please complete the enclosed proxy card and return it in the enclosed envelope to ensure your vote is counted at the Special Meeting.

Sincerely,


John C. Dicus
Chairman and Chief Executive Officer

February XX, 1999


Dear Prospective Investor:

     We are pleased to announce that Capitol Federal Savings and Loan Association (the "Bank") is reorganizing from a federally chartered mutual savings institution to a federal mutual holding company form of ownership (the "Reorganization"). In conjunction with the Reorganization, Capitol Federal Financial, the newly formed corporation that will serve as holding company for the Bank, is offering shares of common stock in a subscription offering and to our Employee Stock Ownership Plan pursuant to a Plan of Reorganization. The sale of stock in connection with the Reorganization will enable the Bank to raise additional capital to support and enhance its current operations.

     We have enclosed the following materials that will help you learn more about the merits of Capitol Federal Financial common stock as an investment. Please read and review the materials carefully.

     PROSPECTUS: This document provides detailed information about operations at the Bank and a complete discussion on the proposed stock offering.

     QUESTIONS AND ANSWERS: Key questions and answers about the stock offering are found in this pamphlet.

     STOCK ORDER FORM & CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 noon, Central Time, March XX, 1999.

     We invite our loyal customers and local community members to become charter shareholders of Capitol Federal Financial. Through this offering you have the opportunity to buy stock directly from Capitol Federal Financial without a commission or a fee. The board of directors and senior management of the Bank fully support the stock offering.

     Should you have additional questions regarding the Reorganization and stock offering, please call us at (XXX) XXX-XXXX, Monday through Friday from 9:00 a.m. to 5:00 p.m., or stop by the Stock Sales Center located at (Locations)

Sincerely,


John C. Dicus
Chairman and Chief Executive Officer


THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

================================================================================

                                   STOCKGRAM

We are pleased to announce that Capitol Federal Financial, the proposed holding company for Capitol Federal Savings Bank, is offering shares of common stock in a subscription offering. The sale of stock in connection with the offering will enable Capitol Federal Savings Bank to raise additional capital to support and enhance its current franchise.

We previously mailed to you a Prospectus providing detailed information about Capitol Federal Savings' operations and the proposed stock offering. We urge you to read the Prospectus carefully.

We invite our loyal customers and community members to become shareholders of Capitol Federal Financial. If you are interested in purchasing the common stock of Capitol Federal Financial, your Stock Order Form, Certification Form and payment must be received by the Bank prior to 12:00 noon, Central Time, on March XX, 1999.

Should you have additional questions regarding the stock offering or need additional materials, please call the Stock Sales Center at (XXX) XXX-XXXX or stop by the Stock Sales Center at 700 Kansas Avenue, Topeka, Kansas.



The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus.

================================================================================

                            CAPITOL FEDERAL FINANCIAL
             Stock Ownership Guide and Stock Order Form Instructions


Stock Order Form Instructions -- All subscription orders are subject to the provisions of the Plan of Reorganization and the related Plan of Stock Issuance.
--------------------------------------------------------------------------------

Item 1 and 2 - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum purchase is 25 shares. Generally, the maximum purchase for any person is 50,000 shares. No person, together with associates, as defined, and no person acting in concert may purchase more than 50,000 shares. For additional information, see "The Reorganization and Stock Issuance Limitations on Stock Issuance" in the Prospectus.

Item 3 - Payment for shares may be made in cash (only if delivered by you in person), by check, bank draft or money order payable to CAPITOL FEDERAL FINANCIAL. DO NOT MAIL CASH. Your funds will earn interest at Capitol Federal Savings (the "Bank") current passbook rate.

Item 4 - To pay by withdrawal from a savings account or certificate at the Bank, insert the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box on the front of this form. To withdraw from an account with checking privileges, please write a check. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn. Payments will remain in account(s) until the stock offering closes. If a partial withdrawal reduces the balance of a certificate account to less than the applicable minimum, the remaining balance will thereafter earn interest at the passbook rate.

Item 5 - Please check the appropriate box to tell us the earliest of the three dates as of which you were a depositor. The preprinted account numbers correspond to the preprinted name(s) and address at the top of the order form. These may not be all of your qualifying accounts. Registered holder(s) noted in
Item 8 on the Stock Order Form must list every account they have or had at the Bank as of the earliest of the three dates. If you do not list all of your accounts, you may not receive all of the shares for which you are eligible.

Item 6 - Please check this box to indicate whether you are a director, officer or employee of the Bank, or a member of such person's immediate family.

Item 7 - Please check this box if you have a NASD ("National Association of Securities Dealers, Inc.") affiliation (as defined on the reverse side of the Stock Order Form.

Item 8 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Capitol Federal Financial common stock. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we can not execute you order as given. If you have any questions regarding the registration of your stock, please consult your legal advisor. Subscription rights are not transferable. If you are a qualified member, to protect your priority over other purchasers as described in the Prospectus, you must take ownership in at least one of the account holder's names.

Stock Ownership Guide
--------------------------------------------------------------------------------

Individual - The Stock is to be registered in an individual's name only. You may not list beneficiaries for this ownership.

Joint Tenants - Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Tenants in Common - Tenants in common may also identify two or more owners. When stock is to be held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Uniform Gift to Minors - For residents of many states, stock may by held in the name of a custodian for the benefit of a minor under the Uniform Gift to Minors Act. For residents in other states, stock may be held in a similar type of ownership under the Uniform Transfer to Minors Act of the individual state. For either ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated.

Instructions: On the first name line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUST" after the name. Print the first name, middle initial and last name of the minor on the second name line. Use the minor's social security number.

Corporation/Partnership - Corporation/Partnerships may purchase stock. Please provide the Corporation/Partnership's legal name and Tax I.D. To have depositor rights, the Corporation/Partnership must have an account in the legal name. Please contact the Stock Information Center to verify depositor rights and purchase limitations.

Individual Retirement Account - Individual Retirement Account ("IRA") holders may make stock purchases from their deposits through a prearranged "trustee-to-trustee" transfer. Stock may only be held in a self-directed IRA. The Bank does not offer a self-directed IRA. Please contact the Stock Information Center if you have any questions about your IRA account.

Fiduciary/Trust - Generally, fiduciary relationships (such as Trusts, Estates, Guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first name line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated", fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

                                   [KBW LOGO]

                             Charles Webb & Company

                                 A Division of

                         KEEFE, BRUYETTE & WOODS, INC.




To Members and Friends of
Capitol Federal Savings and Loan Association
--------------------------------------------------------------------------------

Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc. ("NASD"), is assisting Capitol Federal Savings (the "Bank") in its reorganization from a federally chartered mutual savings institution into the federal mutual holding company form of ownership and the concurrent offering of shares of common stock by Capitol Federal Financial (the "Company"), the newly formed corporation that will serve as holding company for the Bank following the Reorganization.

At the request of the Company, we are enclosing materials explaining this process and your options, including an opportunity to invest in shares of the Company's common stock being offered to customers through March XX, 1999. Please read the enclosed offering materials carefully including the prospectus for a complete discussion of the offering. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

Should you have any questions, please visit our Stock Sales Center at (locations) or feel free to call the Stock Information Center at (XXX)-XXX-XXXX.

Very truly yours,


Charles Webb & Company








------------------ Investment Bankers and Financial Advisors -------------------

February XX, 1999


Dear Member:

     We are pleased to announce that Capitol Federal Savings and Loan Association (the "Bank") is reorganizing from a federally chartered mutual savings institution to a federal mutual holding company form of ownership (the "Reorganization"). In conjunction with the Reorganization, Capitol Federal Financial, the newly formed corporation that will serve as holding company for the Bank, is offering shares of common stock in a subscription offering and to our Employee Stock Ownership Plan pursuant to a Plan of Reorganization.

     To  accomplish  the  Reorganization,  we  need  your  participation  in  an
important  vote.   Enclosed  is  a  proxy  statement   describing  the  Plan  of
Reorganization and your voting and subscription rights. The Plan of Reorganization has been approved by the Office of Thrift Supervision and now must be approved by you. YOUR VOTE IS VERY IMPORTANT.

     Enclosed, as part of the proxy material, is your proxy card located behind the window of your mailing envelope. This proxy should be signed and returned to us prior to the Special Meeting to be held on March XX, 1999. Please take a moment to sign the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION.

     The Board of Directors of the Bank believe the Reorganization will offer a number of advantages such as an opportunity for depositors and customers of the Bank to become shareholders. Please remember:

     o Your accounts at the Bank will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation ("FDIC").

     o There will be no change in the balance, interest rate, or maturity of any deposit accounts because of the Reorganization.

     o Members have a right, but no obligation, to buy stock before it is offered to the public.

     o Like all stock, stock issued in this offering will not be insured by the FDIC.

     Enclosed is a prospectus containing a complete discussion of the stock offering. We urge you to read these materials carefully. If you are interested in purchasing the common stock of Capitol Federal Financial, your Stock Order Form and Certification Form and payment must be received by the Bank prior to 12:00, noon, Central Time, on March XX, 1999.

     If you have additional questions regarding the stock offering, please call us at (XXX) xxx-xxxx, Monday through Friday from 9:00 a.m. to 5:00 p.m., or stop by the Stock Sales Center located at (Locations).

Sincerely,


John C. Dicus
Chairman and Chief Executive Officer


THE SHARES OF COMMON STOCK BEING OFFERED IN THIS OFFERING ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

================================================================================

                                   PROXYGRAM

We recently forwarded to you a proxy statement and related materials regarding a proposal to reorganize Capitol Federal Savings and Loan Association from a federally chartered mutual savings bank to a federally chartered mutual holding company form of ownership.

Your vote on our Plan of Reorganization has not yet been received.
------------------------------------------------------------------
Failure to Vote has the Same Effect as Voting Against the Reorganization.

Your vote is important to us. Therefore, we are requesting that you sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

Voting for the Reorganization does not obligate you to purchase stock or affect the terms or insurance on your accounts.

The Board of Directors unanimously recommend you vote "FOR" the Reorganization.
-------------------------------------------------------------------------------

Capitol Federal Savings and Loan Association
Topeka, Kansas




John C. Dicus
Chairman and Chief Executive Officer
--------------------------------------------------------------------------------


If you mailed the proxy, please accept our thanks and disregard this request. For further information call (XXX) XXX-XXXX.

================================================================================